Exhibit 99.1

S.Y. Bancorp Raises Its Quarterly Cash Dividend 5% to $0.21 Per Share, Marking the Fourth Increase in the Past Three Years

Company Also Announces Upcoming Quarterly Distribution on Its Trust Preferred Securities

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 20, 2013--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend 5% to $0.21 per common share from the previous rate of $0.20 per common share. The new rate will go into effect with the next payment on December 31, 2013, to stockholders of record as of December 9, 2013.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to again raise our quarterly dividend to stockholders, which marks the fourth such increase in the past three years and represents a cumulative increase in our dividend payments of almost 24% during that time. We also are pleased to note that, because of the Company's strong capital position and earnings growth, S.Y. Bancorp has never reduced or suspended dividend payments since cash dividend payments were first initiated."

Separately, and as previously announced, the Company intends to redeem the 10% fixed-rate cumulative trust preferred securities issued by S.Y. Bancorp Capital Trust II on December 31, 2013. In connection with the redemption, security holders will receive the final normal quarterly distribution of $0.25 on each $10 preferred security owned.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.29 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer